Exhibit 99.1
HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com
HERSHA HOSPITALITY ANNOUNCES SECOND QUARTER RESULTS
- Consolidated Hotels Exhibit Strong Growth -
- RevPAR Improved 9.4% -
- Average Daily Rate Increased 8.9% -
- Hotel EBITDA Margins Improved 140 basis points to 41.5% -
Philadelphia, PA, August 3, 2011 — Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the second quarter ended June 30, 2011.
Second Quarter 2011 Financial Results
For the second quarter ended June 30, 2011, net income applicable to common shareholders improved $3.2 million to $6.6 million, compared to net income of $3.4 million for the comparable quarter of 2010.
Adjusted Funds from Operations (“AFFO”) in the second quarter increased by $6.0 million to $25.1 million, compared to $19.1 million in the second quarter of 2010. AFFO per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) was $0.14 compared to $0.13 for the same quarter of 2010. AFFO per share during the second quarter of 2011 was impacted by $1.1 million ($0.01) of distributions payable on the 4.6 million Series B preferred shares issued and sold by the Company in May 2011. The Company’s weighted average diluted common shares and OP Units outstanding was approximately 181.0 million in the second quarter of 2011, up from approximately 149.5 million in the comparable quarter of 2010.
An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.
Mr. Jay H. Shah, the Company’s Chief Executive Officer, stated, “We are pleased with our second quarter operating results and believe that these results are indicative of the strength of our core portfolio and the growth prospects for the remainder of the year. The portfolio’s occupancy levels are approaching our historical peaks and have allowed us to strategically focus on pushing Average Daily Rate (“ADR”) growth during the quarter. This ADR growth combined with the increasingly urban concentration of our portfolio allowed us to achieve strong consolidated hotel EBITDA margins of 41.5%. The Hotel EBITDA margin performance of our consolidated portfolio is now exceeding that of the prior peak. We believe that the strategic acquisitions completed to date combined with potential dispositions of non-core assets and continued focus on asset management should allow us to drive these margins higher in the future.”

“We continued to execute on our stated objective of expanding Hersha’s presence in some of the strongest hotel markets in the country as we increased our exposure to New York City and Washington D.C. during the quarter. We also acquired our first hotel in Los Angeles in a submarket with multiple and highly diverse demand generators. We expect our added presence in our existing core markets as well as our entry into these new markets to result in continued RevPAR and EBITDA growth over time. The 20% increase in our dividend per common share declared this quarter reflects the confidence of our Board of Trustees in our ongoing operating performance and in our current outlook,” Mr. Shah concluded.
Second Quarter 2011 Operating Results
For the quarter ended June 30, 2011, revenue per available room (“RevPAR”) for the Company’s consolidated hotels, 65 hotels at June 30, 2011 compared to 63 hotels as of June 30, 2010, was up 9.4% to $115.79 compared to $105.88 in the prior year period. The Company’s ADR for its consolidated hotels increased by 8.9% to $149.02, while occupancy for its consolidated hotels increased by 32 basis points to 77.70%.
Hotel EBITDA for the Company’s consolidated hotels grew approximately 24% or $7.2 million to $37.1 million for the quarter ended June 30, 2011 compared to the same period in 2010. Hotel EBITDA margins expanded 140 basis points to 41.5% in the second quarter of 2011 compared to 40.1% in the same quarter of 2010.
On a same-store basis (58 hotels), RevPAR for the Company’s consolidated hotels for the quarter ended June 30, 2011 was up 6.3% to $113.28 compared to $106.62 in the prior year period. ADR for the Company’s same-store consolidated hotels increased by 6.1% to $145.28, while occupancy for its same-store consolidated hotels increased by 14 basis points to 77.98%. Hotel EBITDA for the Company’s same-store consolidated hotels for the quarter ended June 30, 2011 increased approximately 7.3% or $2.1 million to $31.9 million compared to the quarter ended June 30, 2010.
Hotel EBITDA margins for the Company’s same-store consolidated hotels were 41.1% in the second quarter of 2011 compared to 40.7% in the second quarter of 2010. The benefit of ADR-driven RevPAR growth was partially offset by payroll and benefits cost increases along with rising food and beverage expenses. Hotel EBITDA margins for the Company’s same-store consolidated and total consolidated hotel portfolios were also negatively impacted by higher repairs and maintenance expenses as the Company has continued to significantly increase its investment in capital projects in anticipation of an ongoing recovery.
New York City
The New York City consolidated hotel portfolio, which includes the five boroughs, consisted of 14 hotels as of June 30, 2011. For the second quarter of 2011, the Company’s same-store New York City consolidated hotel portfolio (12 hotels) recorded an 8.0% increase in RevPAR to $182.77 driven by an 8.1% increase in ADR to $204.65 and relatively stable occupancy of 89.3%. This focus on ADR growth resulted in Hotel EBITDA margin growth of 110 basis points to 46.5%.

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The Company believes these results reflect meaningful sequential growth from the first quarter of 2011 as demand in the northeast United States returned from the seasonally low first quarter.
Financing
On May 18, 2011, the Company issued and sold 4,600,000 8.0% Series B preferred shares in an underwritten public offering and raised gross proceeds of approximately $111.2 million, after underwriting discounts and commissions and offering-related expenses paid by the Company.
As of June 30, 2011, the Company has $28.0 million of borrowings on its $250.0 million secured credit facility, $93.5 million in cash and escrows and $17.9 million of debt maturities in 2011. Excluding borrowings under the Company’s secured credit facility, approximately 95.0% of the Company’s consolidated debt is fixed rate debt or effectively fixed through interest rate swaps and caps and has a weighted average interest rate of 5.72%. The weighted average life to maturity of total consolidated debt is approximately 5.7 years.
Acquisitions
In April 2011, the Company closed on the previously announced acquisition of the 152-room Capitol Hill Suites in Washington, D.C. for a total purchase price of $47.5 million, or $310,000 per key. The Capitol Hill Suites, an all-suite boutique hotel with rooms among the largest in the city, is centrally located on Capitol Hill and is the Company’s eighth hotel in the Washington D.C. metro region.
In May 2011, the Company closed on the previously announced acquisition of the 260-room Marriott Courtyard Westside in Los Angeles for a total purchase price of $47.5 million, or $182,500 per key. This is the Company’s first acquisition in the Los Angeles market. The hotel was completely renovated and reopened as the Courtyard Westside in 2008 and includes approximately 11,000 square feet of meeting space. The Courtyard Westside is surrounded by abundant commercial and leisure demand generators including large concentrations of Class A office space, high-end retailers, entertainment venues and production studios. It is also proximate to the Los Angeles International Airport, Sony’s Studios, the 405/10 Interstates, and Marina Del Ray.
Hotel Properties Under Contract
On June 29, 2011, the Company announced that it had entered into a purchase and sale agreement to acquire the 175-room Hyatt Union Square hotel in New York City for total consideration of $104.1 million, or approximately $595,000 per key. This acquisition is expected to close in 2012 shortly after the seller completes the hotel’s construction. Located at the corner of 4th Avenue and 13th Street, the hotel is well positioned with multiple demand generators. The Hyatt Union Square is the closest major hotel to New York University and is proximate to the entertainment, fashion and design districts of Manhattan.

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Subsequent Events
On July 1, 2011, the Company sold the 81-room Comfort Inn in West Hanover, Pennsylvania for $5.25 million, and recorded a gain of $958,000. This sale is part of the Company’s strategy to dispose of non-core assets and to recycle that capital into hotels in more attractive markets with higher growth potential.
On July 22, 2011, the Company closed on the previously announced acquisition of the Hampton Inn located at 32 Pearl Street, New York, NY, a redevelopment project. The property is a redevelopment project that is being converted to an 81-room hotel and is expected to be completed in 2012.
Outlook for 2011
The Company is reiterating its operating expectations for the remainder of 2011 as the Company continues to experience strong year over year trends. Based on management’s current outlook, the Company is reiterating the following operating expectations for 2011 as follows:
•	Total consolidated portfolio RevPAR for 2011 in the range of a 6% to 8% increase versus 2010.
•	Total portfolio Hotel EBITDA margin improvement of 100 basis points to 150 basis points.
•	Same-store RevPAR for 2011 in the range of a 5% to 7% increase versus 2010.
•	Same-store Hotel EBITDA margin improvement of 75 basis points to 125 basis points.
•	An SG&A run rate of between $9.25 and $9.75 million in 2011 versus SG&A expenses of $10.2 million in 2010.
Dividend
For the second quarter of 2011, the Company paid dividends of $0.06 per common share and OP Unit, an increase of $0.01, or 20%, from its prior dividend per common share and OP Unit.
For the second quarter of 2011, the Company paid dividends of $0.50 per Series A preferred share and $0.2389 per Series B preferred share (representing a partial dividend period from May 18, 2011, the date of issuance, through June 30, 2011).
Second Quarter 2011 Earnings Release and Conference Call
The Company will host a conference call to discuss its financial results at 9:00 AM Eastern time on Thursday, August 4, 2011. The live conference call can be accessed by dialing (888) 452-4030 or (719) 325-2202 for international participants. A replay of the call will be available from 12:00 noon Eastern time on August 4, 2011, through midnight Eastern time on August 18, 2011. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international participants. The passcode for the call and the replay is 7844283. A replay of the webcast will be available on the Company’s website for a limited time.

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About Hersha Hospitality
Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 79 hotels, totaling 10,702 rooms, primarily along the Northeast Corridor from Boston, MA to Washington D.C. Hersha also owns hotels in Los Angeles, Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.
Forward Looking Statement
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of acquisitions under contract, the Company’s ability to identify and complete the acquisition of hotel properties in new markets, the Company’s ability to enter into contracts for and complete the disposition of non-core assets, the Company’s ability increase margins, including Hotel EBITDA margins, and the Company’s operating expectations for the full 2011 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by the Company with the Securities and Exchange Commission.

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HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	June 30, 2011	December 31, 2010
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,346,914	$1,245,851
Investment in Unconsolidated Joint Ventures	39,171	35,561
Development Loans Receivable	42,968	41,653
Cash and Cash Equivalents	67,280	65,596
Escrow Deposits	26,183	17,384
Hotel Accounts Receivable, net of allowance for doubtful accounts of $33 and $31	14,361	9,611
Deferred Financing Costs, net of Accumulated Amortization of $7,441 and $5,852	9,289	10,204
Due from Related Parties	7,625	5,069
Intangible Assets, net of Accumulated Amortization of $1,210 and $1,084	7,940	7,934
Other Assets	34,947	18,414
Hotel Assets Held for Sale	2,886	—

Total Assets	$1,599,564	$1,457,277

Liabilities and Equity:
Line of Credit	$28,000	$46,000
Mortgages and Notes Payable, net of unamortized discount of $879 and $983	719,637	648,720
Accounts Payable, Accrued Expenses and Other Liabilities	27,458	28,601
Dividends and Distributions Payable	12,702	9,805
Due to Related Parties	1,260	939

Total Liabilities	789,057	734,065

Redeemable Noncontrolling Interests — Common Units	$17,068	$19,894

Equity:
Shareholders’ Equity:
Preferred Shares: 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at June 30, 2011 and December 31, 2010	24	24
Preferred Shares: 8% Series B, $.01 Par Value, 4,600,000 shares authorized, 4,600,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $115,000) at June 30, 2011 and none issued and outstanding at December 31, 2010	46	—
Common Shares: Class A, $.01 Par Value, 300,000,000 Shares Authorized at June 30, 2011 and December 31, 2010, 169,546,878 and 169,205,638 Shares Issued and Outstanding at June 30, 2011 and December 31, 2010, respectively	1,699	1,692
Common Shares: Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	—	—
Accumulated Other Comprehensive Loss	(630)	(338)
Additional Paid-in Capital	1,036,850	918,215
Distributions in Excess of Net Income	(262,790)	(236,159)

Total Shareholders’ Equity	775,199	683,434

Noncontrolling Interests:
Noncontrolling Interests — Common Units	18,018	19,410
Noncontrolling Interests — Consolidated Joint Ventures	222	474

Total Noncontrolling Interests	18,240	19,884

Total Equity	793,439	703,318

Total Liabilities and Equity	$1,599,564	$1,457,277

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenues:
Hotel Operating Revenues	$89,346	$74,453	$146,885	$123,550
Interest Income from Development Loans	1,063	1,176	2,154	2,550
Other Revenue	97	111	175	199

Total Revenues	90,506	75,740	149,214	126,299

Operating Expenses:
Hotel Operating Expenses	46,541	39,518	84,109	71,396
Hotel Ground Rent	364	354	728	646
Real Estate and Personal Property Taxes and Property Insurance	5,425	4,685	10,540	8,761
General and Administrative	2,179	1,918	4,140	4,753
Stock Based Compensation	1,785	1,499	3,270	2,156
Acquisition and Terminated Transaction Costs	1,276	221	2,091	3,557
Loss on Impairment of Assets	—	17	—	30
Depreciation and Amortization	14,400	12,681	28,374	24,643

Total Operating Expenses	71,970	60,893	133,252	115,942

Operating Income	18,536	14,847	15,962	10,357

Interest Income	117	16	219	57
Interest Expense	11,588	11,341	22,211	23,034
Other Expense	283	86	567	178
Loss on Debt Extinguishment	34	1	34	732

Income (Loss) before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	6,748	3,435	(6,631)	(13,530)

Unconsolidated Joint Ventures
Loss from Unconsolidated Joint Venture Investments	(198)	(131)	(1,179)	(1,171)
Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	2,757	2,190	2,757	4,008

Income from Unconsolidated Joint Venture Investments	2,559	2,059	1,578	2,837

Income (Loss) from Continuing Operations	9,307	5,494	(5,053)	(10,693)

Discontinued Operations Income (Loss) from Discontinued Operations	41	213	(17)	63

Net Income (Loss)	9,348	5,707	(5,070)	(10,630)

(Income) Loss Allocated to Noncontrolling Interests	(459)	(1,151)	618	564
Preferred Distributions	(2,299)	(1,200)	(3,499)	(2,400)

Net Income (Loss) Applicable to Common Shareholders	$6,590	$3,356	$(7,951)	$(12,466)

Earnings per Share:
BASIC
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.04	$0.02	$(0.05)	$(0.11)
Income (Loss) from Discontinued Operations	0.00	0.00	(0.00)	0.00

Net Income (Loss) Applicable to Common Shareholders	$0.04	$0.02	$(0.05)	$(0.11)

DILUTED
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.04	$0.02	$(0.05)	$(0.11)
Income (Loss) from Discontinued Operations	0.00	0.00	(0.00)	0.00

Net Income (Loss) Applicable to Common Shareholders	$0.04	$0.02	$(0.05)	$(0.11)

Weighted Average Common Shares Outstanding:
Basic	168,672,936	137,200,796	168,504,893	118,360,826
Diluted	173,687,233	140,284,117	168,504,893	118,360,826

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Non-GAAP Measures
FFO and AFFO
The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.
The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.
Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:
•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;

•	adding back amortization of deferred financing costs;

•	making adjustments for the amortization of original issue discount/premium;

•	adding back non-cash stock expense;

•	adding back non-cash impairment expenses;

•	adding back acquisition and terminated transaction expenses;

•	adding back FFO attributed to our partners in consolidated joint ventures; and

•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.
FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and

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investors. We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.
The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:
HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income (loss) applicable to common shares	$6,590	$3,356	$(7,951)	$(12,466)
Income (loss) allocated to noncontrolling interest	459	1,151	(618)	(564)
(Income) from unconsolidated joint ventures	(2,559)	(2,059)	(1,578)	(2,837)
Depreciation and amortization	14,400	12,681	28,374	24,643
Depreciation and amortization from discontinued operations	42	89	84	182
FFO allocated to noncontrolling interests in consolidated joint ventures	(101)	(124)	239	—

Funds from consolidated hotel operations applicable to common shares and Partnership units	18,831	15,094	18,550	8,958

Income from unconsolidated joint venture investments	2,559	2,059	1,578	2,837
Less:
Gain from remeasurement of investment in unconsolidated joint ventures	(2,757)	(2,190)	(2,757)	(4,008)
Add:
Depreciation and amortization of purchase price in excess of historical cost	567	509	1,092	1,017
Interest in depreciation and amortization of unconsolidated joint ventures	1,785	1,153	1,987	1,382

Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	2,154	1,531	1,900	1,228

Funds from Operations applicable to common shares and Partnership units	20,985	16,625	20,450	10,186

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	101	124	(239)	—
Loss from impairment of assets	—	17	—	30
Acquisition and terminated transaction costs	1,276	221	2,091	3,557
Amortization of deferred financing costs	853	537	1,630	1,076
Deferred financing costs written off in debt extinguishment	34	1	34	732
Amortization of discounts and premiums	53	55	104	108
Non-cash stock compensation expense	1,785	1,499	3,270	2,156
Straight-line amortization of ground lease expense	62	66	124	131

Adjusted Funds from Operations	$25,149	$19,145	$27,464	$17,976

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.14	$0.13	$0.15	$0.14

Diluted Weighted Average Common Shares and Units Outstanding	180,982,024	149,523,252	180,961,276	129,979,680

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Adjusted EBITDA
Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company’s operating performance.
HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income (loss) applicable to common shares	$6,590	$3,356	$(7,951)	$(12,466)
Less:
Income from unconsolidated joint ventures	(2,559)	(2,059)	(1,578)	(2,837)
Interest income	(117)	(16)	(219)	(57)
Add:
Income (loss) allocated to noncontrolling interest	459	1,151	(618)	(564)
Loss from impairment of assets	—	17	—	30
Distributions to Series A Preferred Shareholders	2,299	1,200	3,499	2,400
Interest expense from continuing operations	11,588	11,341	22,211	23,034
Interest expense from discontinued operations	—	—	—	48
Deferred financing costs written off in debt extinguishment	34	1	34	732
Depreciation and amortization from continuing operations	14,400	12,681	28,374	24,643
Depreciation and amortization from discontinued operations	42	89	84	182
Acquisition and terminated transaction costs	1,276	221	2,091	3,557
Non-cash stock compensation expense	1,785	1,499	3,270	2,156
Straight-line amortization of ground lease expense	62	66	124	131

Adjusted EBITDA from consolidated hotel operations	35,859	29,547	49,321	40,989

Income from unconsolidated joint venture investments	2,559	2,059	1,578	2,837
Add:
Gain on remeasurement of investment in unconsolidated joint ventures	(2,757)	(2,190)	(2,757)	(4,008)
Depreciation and amortization of purchase price in excess of historical cost	567	509	1,092	1,017
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	4,968	4,356	7,651	6,991

Adjusted EBITDA from unconsolidated joint venture operations	5,337	4,734	7,564	6,837

Adjusted EBITDA	$41,196	$34,281	$56,885	$47,826

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Hotel EBITDA
Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.
Supplemental Schedules
The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.
Contact:
Ashish Parikh, CFO
Ph: (215) 238-1046

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